FOR IMMEDIATE RELEASE September 21, 2016

PCS Edventures CEO letter to shareholders

An Invitation to Attend the PCSV Annual Shareholders Meeting

Boise, Idaho, September 21st, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today released a letter from the CEO, Todd Hackett, inviting friends and shareholders to attend the annual shareholder’s meeting on Friday, September 23rd.

Dear Friends and Shareholders,

Greetings from PCS Edventures! and Thrust UAV as we celebrate our own “Year of the Drone” company update. This week we count down our last few days until our annual shareholder’s meeting which will be held this Friday. Here are the details for attending physically or virtually:

Date:	Friday, September 23rd
Where:	Boise EdventuresLAB, 345 Bobwhite Ct. Ste. 200
When:	10-11 a.m. Mountain
Register for Online Access:	https://attendee.gotowebinar.com/register/8598008681977733636

Our agenda will cover voting results for this year and presentations on the company’s business plan and progress through FY2016 as well as a presentation on Thrust UAV. Products will be on display for shareholders to see and experience and, after the meeting, local attendees are invited to attend a tour of our new production and warehouse facility to see drone production and testing in action!

Please note, if you are unable to attend (physically or virtually) at the scheduled time the meeting broadcast will be recorded for viewing at your convenience. It will take a few days for post-production but it will be available for viewing and distribution next week.

Thanks to you all for your enthusiasm and continued support for PCSV. I look forward to seeing you all in person or online this Friday.

Sincerely,

Todd Hackett, CEO

PCS Edventures!

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPink: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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